May 2007	Pricing Sheet dated May 23, 2007 relating to Preliminary Pricing Supplement No. 282 dated May 8, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

Structured Investments Opportunities in Equities and Commodities
PLUS based on a Hybrid Equity/Commodity Basket due August 29, 2008 Performance Leveraged Upside SecuritiesSM
P R I C I N G T E R M S – M A Y 2 3 , 2 0 0 7
Issuer:	Morgan Stanley
Aggregate Principal Amount:	$4,000,000
Issue Price:	$10
Stated Principal Amount:	$10
Pricing Date:	May 23, 2007
Settlement Date:	May 31, 2007 (5 business days after the Pricing Date)
Interest:	None
Principal Protection:	None
Maturity:	August 29, 2008
Underlying Basket:	Basket Components		Weighting
	AMEX China IndexSM (“Index”)		50%
	Gold		20%
	Silver		15%
	Platinum		15%
Payment at Maturity (per PLUS):

If Basket Performance Factor is greater than 0%:
     $10 + Leveraged Upside Payment;
In no event will the Payment at Maturity exceed the Maximum Payment at Maturity.
If Basket Performance Factor is less than or equal to 0%:
     $10 x (1 + Basket Performance Factor)
This amount will be less than or equal to the Stated Principal Amount of $10.

Maximum Payment at Maturity:	$12.10 (121% of the Stated Principal Amount)
Leveraged Upside Payment:	$10 x Basket Performance Factor x Leverage Factor
Leverage Factor:	130%
Basket Performance Factor:	Sum of the weighted Performance Values of each of the Basket Components
Performance Value:	[(Final Average Value – Initial Value) / Initial Value] x Weighting
Initial Value:	Index: 173.11, the index closing value on the Pricing Date
Gold: $659.00, the Gold Price on the commodity business day immediately following the Pricing Date
Silver: $13.04, the Silver Price on the commodity business day immediately following the Pricing Date
	Platinum: $1,290.00, the Platinum Price on the commodity business day immediately following the Pricing Date
Gold Price:	The official afternoon gold fixing price per troy ounce
Silver Price:	The official silver fixing price per troy ounce
Platinum Price:	The official afternoon platinum fixing price per troy ounce
Final Average Value:	Index: Average of the closing values over the Averaging Period. Gold, Silver, Platinum: Average of each of the Gold Prices, Silver Prices and Platinum Prices, respectively, over the Averaging Period.
Averaging Period:	July 20, 2008 – August 20, 2008
CUSIP:	61747S389
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions	Proceeds to Company
	Per note	$10.00	$0.15	$9.85
	Total	$4,000,000	$60,000	$3,940,000
“AMEX China IndexSM (CZH)” is a service mark of AMEX and has been licensed for use by Morgan Stanley. “Performance Leveraged Upside Securities” and “PLUS” are our service marks. The PLUS based on the AMEX China IndexSM are not sponsored, endorsed, sold or promoted by AMEX and AMEX makes no representation regarding the advisability of investing in the PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 282, dated May 8, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.